CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Government Income Trust of our reports dated May 18, 2016, relating to the financial statements and financial highlights, which appear in the American Century Government Bond Fund’s, the American Century Ginnie Mae Fund’s, the American Century Capital Preservation Fund’s, and the American Century Short-Term Government Fund’s Annual Report on Form N-CSR for the year ended March 31, 2016. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.

/s/PricewaterhouseCoopers
Kansas City, Missouri
April 6, 2017